MBT Financial Corp. Announces Sale of Non-Performing
Loans and Other Credit Related Assets
MONROE, Mich., September 28, 2006 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported that the bank has agreed to sell $25 million of problem credit assets for approximately $14 million. These assets include non performing loans, performing loans, and Other Real Estate Owned (OREO). The pre tax impact to third quarter earnings is anticipated to be approximately $8 million. As a result, the company expects that it will report a net loss in the range of $1.0 million to $1.5 million, or 6 to 9 cents per share, for the third quarter.
H. Douglas Chaffin, President and CEO, commented, “During the two years ended December 31, 2005, we reduced our non performing assets by nearly 44% to $26.5 million. We also significantly improved our credit policies and processes, which resulted in an improvement in the quality of new loan assets originated. However, the persistent weakness in the southeast Michigan economy and other conditions caused some previously upgraded assets to return to non accrual status. As a result, the progress previously experienced in reducing our NPAs has leveled off during 2006, and we have seen an increase in non-performing loans in recent months. As of August 31, 2006 NPAs represented 2.36% of assets, which is well above industry standards. We have therefore changed our philosophy regarding these particular credits from a more orderly workout approach, to aggressively pursuing their resolution; including a selective sale of some of these assets to third parties. Recent announcements regarding auto industry employment and the southeast Michigan housing market have validated our premise that the timing for this transaction is appropriate. While this sale will create a net loss for the third quarter as mentioned above, it will result in lowering our costs of carrying these credits through a lengthy workout process, and allow us to begin to redirect resources toward more positive, income-producing functions.”
The sale will reduce non performing loans by $18 million. In addition, other transactions that are expected to occur in October will further reduce the NPA total to approximately $19 million, or about 1.2 percent of assets. Mr. Chaffin further stated, “While this level of non-performing assets continues to be higher than industry standards, the sale has been appropriately focused on assets that carry the majority of downside risk. We expect to address the remaining non-performing and problem credits through more traditional methods of resolution, and this sale paves the way for a stronger focus in this area.” The sale also includes $7 million of performing assets, which will improve the bank’s overall asset quality. Problem assets, which include NPAs and identified problem performing loans, are projected to decrease from $88 million as of June 30, 2006 to approximately $58 million following these transactions as well as other reductions. These watch credits peaked at 10.6% of total loans in the third quarter of 2004 and are expected to decrease to about 5.7% of total loans by the end of the third quarter 2006.

Pending the completion of the sale, the loans covered by the proposed sale have been classified as loans held for sale and marked to market through a charge to the Bank’s Allowance for Loan Losses account (the “Allowance Account”). The charge associated with this classification was $11 million. In order to replenish the Bank’s Allowance Account the provision for loan losses for the third quarter is expected to be $8 million. This will bring the Allowance Account to approximately $14 million, which will equal approximately 75% of NPAs, or about 1.35% of total loans.
Monroe Bank & Trust has been dealing with credit quality issues for the last several years. In 2001, management began the process of identifying the problem credits and developing controls and procedures to prevent the origination of new problem loans. This process also included changes in loan policies, increased lending staff training, and some personnel changes. The charts below indicate that the initiatives have been successful, with strong growth in higher rated loans (“pass rated credits”) and gradual reduction in watch credits and NPAs. Completion of this sale of watch credits and NPAs will significantly improve the Bank’s asset quality.
Although the company will be recording its second consecutive quarterly loss, its capital position remains strong, and the quarterly dividend was recently increased. The bank meets the requirements to be classified by its regulators as “well capitalized” and is expected to continue to be well capitalized following the proposed loan sale transaction, with its equity to assets ratio projected to be in excess of 8.5% by the end of 2006.

Mr. Chaffin concluded, “The benefits of taking this aggressive approach are clear. The sale of these assets will clean up our balance sheet, position us to concentrate our collection efforts on the remaining NPAs and help us to improve the consistency of our future earnings, all while allowing the bank to maintain a strong capital base. While we cannot control all external environmental factors in our marketplace, we feel that the sale of these problem assets, as well as the investment portfolio restructure announced in the second quarter, positions us for improved earnings in 2007.”
Conference Call
MBT Financial Corp. will hold a conference call to discuss the asset sale on Wednesday, October 4, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed by calling (877) 407-8031. The event will be archived on the Company’s web site and available for thirty days following the call.
About the Company
MBT Financial Corp., a single bank holding company headquartered in Monroe, Michigan is the parent company of Monroe Bank & Trust (MBT). Founded in 1858, MBT is one of the largest community banks in Southeast Michigan, with more than $1.6 billion in assets. MBT is a full service bank offering personal and business accounts and complete credit options, and MBT’s Wealth Management Group is one of the largest in the area. With 26 offices, 38 ATMs, PhoneLink telephone banking and eLink online banking, MBT prides itself on an incomparable level of service and access for its customers. Visit MBT’s web site at http://www.mbandt.com.
Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Herbert J. Lock
Chief Executive Officer	Chief Financial Officer	Investor Relations
(734) 384-8123	(734) 242-1879	(734) 242-2603
doug.chaffin@mbandt.com	john.skibski@mbandt.com	herb.lock@mbandt.com